Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HARROW, INC.

HARROW ACQUISITION SUB, INC.

MELT PHARMACEUTICALS, INC.

AND

DONALD BRADFORD OSBORNE, AS STOCKHOLDER REPRESENTATIVE

DATED

SEPTEMBER 24, 2025

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 24, 2025 (the “Agreement Date”), is entered into by and among HARROW, INC., a Delaware corporation (“Harrow”), HARROW ACQUISITION SUB, INC., a Delaware corporation and wholly owned subsidiary of Harrow (“Merger Sub”), MELT PHARMACEUTICALS, INC., a Delaware corporation (“Melt”), and DONALD BRADFORD OSBORNE, as Stockholder Representative.

RECITALS

WHEREAS, Melt is a clinical-stage company engaged primarily in the development of MELT-300, a sublingual fixed-dose midazolam/ketamine tablet candidate for procedural sedation in cataract surgery (“MELT-300”), with the potential for broader label expansion;

WHEREAS, Harrow currently owns approximately forty-five percent (45%) of the outstanding capital stock of Melt and has been a significant investor and strategic partner to Melt in connection with the development of MELT-300;

WHEREAS, Harrow and Melt have engaged in extensive discussions and diligence regarding a potential business combination since early 2025, including review of Melt’s intellectual property portfolio, clinical development plans, regulatory strategy, chemistry, manufacturing and controls documentation and manufacturing activities, contracts with CROs and CMOs, and Melt’s capitalization and liabilities;

WHEREAS, the board of directors of Melt (the “Melt Board”) formed a committee of independent and disinterested directors of Melt (the “Melt Special Committee”) for the purpose of evaluating the transactions contemplated hereby;

WHEREAS, after receiving the advice of outside legal and financial advisors, including a fairness opinion (“Melt Fairness Opinion”), the Melt Special Committee has determined that this Agreement and the Merger are advisable and in the best interests of Melt and its stockholders (other than Harrow) and recommended to the Melt Board to approve the Merger;

WHEREAS, the board of directors of Harrow (the “Harrow Board”) formed a committee of independent and disinterested directors of Harrow (the “Harrow Special Committee,” and together with the Melt Special Committee, the “Special Committees”) for the purpose of evaluating the transactions contemplated hereby;

WHEREAS, Harrow Special Committee, after receiving the advice of outside legal and financial advisors, including a fairness opinion (“Harrow Fairness Opinion”), has determined that this Agreement and the Merger are advisable and in the best interests of Harrow and its stockholders and recommended to the Harrow Board to approve the Merger;

WHEREAS, the Melt Board, the Harrow Board, and the board of directors of Merger Sub have each approved this Agreement and the transactions contemplated hereby, including the Merger; and

1

WHEREAS, the parties desire to effect the merger of Merger Sub with and into Melt, with Melt as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth herein (the “Merger”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound, the parties agree as follows:

Article I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means any inquiry, proposal or offer relating to (i) any direct or indirect acquisition or purchase of (A) assets representing twenty percent (20%) or more of the consolidated assets of Melt, taken as a whole, or (B) twenty percent (20%) or more of any class of equity securities of Melt, or (ii) any merger, consolidation, business combination, recapitalization or similar transaction involving Melt.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For this purpose, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, contract or otherwise. For the avoidance of doubt, for purposes of this Agreement and otherwise, prior to the consummation of the Merger, Harrow and Melt will not be considered to be Affiliates of each other.

“Agreement” means this Agreement and Plan of Merger, including all exhibits and schedules attached hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Agreement Date” has the meaning set forth in the Preamble.

“Benefit Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA), employee welfare benefit plan (as defined in Section 3(1) of ERISA), or employment, individual consulting, bonus, incentive, deferred compensation, equity or equity-based, stock purchase, stock option, severance, retention, change in control, salary continuation, retirement, vacation or paid time off, sick leave, fringe benefit or other compensatory plan, contract, or arrangement (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) that Melt sponsors, maintains, contributes to, or is required to contribute to or with respect to which Melt has had or could reasonably be expected to have any Liability (whether fixed, contingent or otherwise).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Control” means, with respect to a Person: (a) a merger or consolidation under applicable law of such Person, in which the shareholders or equity holders of such Person, or any Affiliate that directly or indirectly controls such Person, immediately prior to such merger or consolidation do not continue to control the entity surviving or resulting from such merger or consolidation; or (b) a sale or other disposition of all or substantially all of the assets of such Person to non-Affiliate of such Person in one transaction or a series of related transactions. For the purposes of this definition, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

2

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Consideration” means an amount equal to $.50 per share of Melt Common Stock and, for Melt Options, Melt Warrants and Melt RSUs cancelled pursuant to Section 3.2, $.50 per each Melt Option Payment Right, Melt Warrant Payment Right and Melt RSU Payment right, each determined pursuant to Section 3.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any legally-binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(g).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“CMO” means a contract manufacturing organization.

“Continuing Employee” has the meaning set forth in Section 6.7(a).

“CRO” means a contract research organization.

“D&O Tail Policy” has the meaning set forth in Section 6.8(c).

“Data Protection Laws” means any Laws applicable to Melt relating to the Processing of data, data privacy, data security and data breach notification.

“Data Protection Requirements” means (a) all Data Protection Laws applicable to Melt, (b) Melt’s published and posted policies relating to Melt’s Processing of Personal Information, and (c) the terms of any contracts binding on Melt concerning the Processing of Personal Information.

“Designated Contacts” has the meaning set forth in Section 6.3(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the schedules delivered by Melt to Harrow concurrently with the execution of this Agreement, setting forth exceptions to the representations, warranties and covenants contained herein and other information required by this Agreement.

3

“Disinterested Stockholders” means stockholders of Melt other than the Excluded Stockholders.

“Dissenting Shares” has the meaning set forth in Section 2.6(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” means all applicable Laws relating to protection of the environment, or human health and safety in respect to exposure to Hazardous Substances, including Laws relating to the generation, handling, transportation, treatment, storage, disposal, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Stockholders” means Harrow, any Affiliates of Harrow, officers, directors and employees of Harrow, Persons who hold any warrants to acquire equity in Harrow, Persons who have been awarded any incentive or compensatory equity (whether vested or unvested) in Harrow, including stock options, restricted stock grants, performance grants or similar awards, Opaleye LP, Melt, any Affiliates of Melt, any officers, directors and employees of Melt, any Persons or hold warrants to acquire equity in Melt, and any Persons who have been awarded any incentive or compensatory equity (whether vested or unvested) in Melt, including stock options, restricted stock grants, performance grants or similar awards.

“Expense Fund” has the meaning set forth in Section 9.3.

“FDA” means the U.S. Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Fraud” means common law fraud under the Laws of the State of Delaware in connection with making any representation or warranty in this Agreement; provided that “Fraud” shall exclude equitable fraud, constructive fraud, promissory fraud and any other fraud based on recklessness or negligence.

“Fundamental Representations” means, with respect to Melt, the representations and warranties of Melt set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority; Enforceability), 4.3 (Capitalization), 4.4 (Subsidiaries) and 4.22 (Brokers), and with respect to Harrow and Merger Sub, the representations and warranties of Harrow and Merger Sub set forth in Sections 5.1 (Organization and Qualification), 5.2 (Ownership of Melt Common Stock), 5.3 (Corporate Authority), 5.4 (Capitalization of Merger Sub), 5.10 (Funds Available) and 5.13 (Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) government, (b) governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Melt Product.

4

“Harrow” has the meaning set forth in the Preamble.

“Harrow Board” has the meaning set forth in the Recitals.

“Harrow Fairness Opinion” has the meaning set forth in the Recitals.

“Harrow Released Claims” has the meaning set forth in Section 10.1.

“Harrow Special Committee” has the meaning set forth in the Recitals.

“Hazardous Substances” means any chemicals or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any environmental Law, including any petroleum or refined petroleum products, radioactive materials, friable asbestos or polychlorinated biphenyls.

“Health Care Laws” shall mean any Law governing the safety, efficacy, quality research, development, manufacturing or distribution of pharmaceutical products, including the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Healthcare Fraud Statute (18 U.S.C. §1347) and the civil monetary penalties law (42 U.S.C. § 1320a-7a), in each case, as amended and the regulations promulgated thereunder.

“Indebtedness” of any Person, means, without duplication, the sum of the following items: (a) all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities, whether owing to banks, financial institutions or otherwise; (b) all obligations to pay amounts under a lease of real or personal property that is required to be classified as a capital or finance lease in accordance with GAAP (but, for the avoidance of doubt, excluding any effects of ASC 842); (c) payment obligations with respect to interest rate protection, currency swap arrangements and other hedging Contracts; (d) any Liabilities under any banker’s acceptance, letter of credit or reimbursement Contract with respect thereto; (e) all Liabilities and related costs or obligations in respect of any unfunded or underfunded Benefit Plan, any accrued but unpaid employer contributions with respect to any Benefit Plan that is a defined contribution retirement plan; (f) all outstanding severance obligations (including the employer portion of any employment or payroll Taxes related thereto); (g) any earned but unpaid bonuses for any period prior to the Closing Date; (h) any accrued and unpaid Taxes of Melt for the portion of any Straddle Period ending on the Closing Date determined in a manner consistent with the past practice of Melt and the employer’s portion of any employment Taxes associated with the amounts listed in (e), (f) and (g); (i) all obligations to pay the deferred purchase price of property, equipment or services; (j) all guaranties and other obligations in respect of the foregoing; and (k) all premiums, fees or penalties related to any of the foregoing and payment obligations with respect to swap arrangements and related break-up fees.

5

“Intellectual Property Rights” means all (a) patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, substitutions, revisions, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing (“Patents”); (b) trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, social media pages and other forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing (“Trademarks”); (c) trade and industrial secrets, confidential or proprietary information, data, databases and documentation related thereto and any know how (“Know-How”); (d) copyrights, and any other rights of authors or in published or unpublished works of authorship, including audiovisual works, collective works, computer software, compilations, databases, derivative works, literary works, mask works, all moral and economic rights of authors and inventors, however denominated, throughout the world (“Copyrights”); (e) rights in internet domain names and social media accounts and addresses, and all registrations for any of the foregoing (collectively, “Domain Names”), and (f) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognized anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

“Interim Costs” has the meaning set forth in Section 6.2(a).

“Interim Period” has the meaning set forth in Section 6.1.

“IT Assets” means software (including object code, binary code, source code, libraries, routines, subroutines, or other code, and including commercial, open-source, and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation that are owned or used by Melt in the conduct of the business.

“Know-How” has the meaning set forth in the definition of Intellectual Property Rights.

“Knowledge of Melt” means the actual knowledge, after reasonable inquiry of direct reports, of the individuals listed on Schedule 1.1.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any (a) civil, criminal or administrative actions, or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), before any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” means any mortgage, pledge, security interest, encumbrance, charge, restriction or other lien of any kind.

6

“Material Adverse Effect” means any event, change, development, circumstance, condition, occurrence, effect or state of facts (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of Melt, taken as a whole; provided, however, that none of the following, either alone or in combination, shall constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:

(i) changes in general economic, political, legislative, or regulatory conditions;

(ii) changes in the pharmaceutical or life sciences industry generally;

(iii) changes in Law or GAAP (or any interpretation thereof);

(iv) acts of war, sabotage, terrorism, cyberattack, epidemics, pandemics or natural disasters;

(v) changes in any securities, credit, financial or other capital markets;

(vi) any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates, tariffs or fluctuations in the value of any currency;

(vii) any Effect arising out of or relating to the announcement, execution, pendency or performance of this Agreement, the Merger or the Transactions, including (A) any claim or Legal Proceeding after the date hereof against Melt or any of its directors or officers (in their capacity as such) by any stockholders (on their own behalf or on behalf of Melt) arising out of or related to this Agreement, the Merger or any other Transactions, (B) any negative development in customer, supplier, distributor, employee, financing source, stockholder, regulatory or business partner of Melt resulting therefrom or (C) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Harrow or any of its Affiliates.

except, in the case of clauses (i) through (vi), to the extent such changes have a disproportionate adverse effect on Melt relative to other companies in the pharmaceutical or life sciences industry of similar size and stage.

“Melt” has the meaning set forth in the Preamble.

“MELT-300” has the meaning set forth in the Recitals.

“Melt Releasee” has the meaning set forth in Section 10.1.

“Melt 401(k) Plan” has the meaning set forth in Section 6.7(e).

“Melt Board” has the meaning set forth in the Recitals.

“Melt Common Stock” means the common stock of Melt with a $0.001 par value per share.

“Melt Common Stockholders” means the holders of Melt Common Stock as of the Effective Time.

7

“Melt D&O Indemnified Parties” has the meaning set forth in Section 6.8(a).

“Melt Disinterested Stockholders Approval” means the approval of the Disinterested Stockholders of Melt holding majority of the shares of Melt capital stock.

“Melt Equity Plan” means each equity incentive, stock option, stock purchase, restricted stock, RSU, SAR, phantom equity or other compensatory plan, program or arrangement of Melt in effect prior to the Effective Time.

“Melt IPR” has the meaning set forth in Section 4.10(b).

“Melt Fairness Opinion” has the meaning set forth in the Recitals.

“Melt Option” has the meaning set forth in Section 3.2(a).

“Melt Option Payment Rights” has the meaning set forth in Section 3.2(a).

“Melt Preferred Stock” means the shares of preferred stock of Melt with a $0.001 par value per share; which includes Melt Series A Preferred Stock, Melt Series B Preferred Stock, and Melt Series B-1 Preferred Stock.

“Melt Product” means any pharmaceutical product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of Melt and that is owned by, licensed to, or otherwise used in the business of, the Melt, or for which the Melt has the right to receive payment, including MELT-300, MELT-210 or MELT-400.

“Melt Requisite Stockholder Approval” means the approval required by Melt to approve the Merger under its organizational documents and the DGCL.

“Melt RSU” has the meaning set forth in Section 3.2(c).

“Melt RSU Payment Rights” has the meaning set forth in Section 3.2(c).

“Melt Special Committee” has the meaning set forth in the Recitals.

“Melt Transaction Expenses” means all fees, costs and expenses incurred by Melt in connection with this Agreement and the transactions contemplated hereby, including legal, accounting, consulting, financial advisory and other professional fees (including fees associated with obtaining the Melt Fairness Opinion), and any severance, change-of-control or similar payments (including related Taxes) payable as a result of this Agreement, and all costs and premiums associated with obtaining the D&O Tail Policy.

“Melt Warrant” has the meaning set forth in Section 3.2(b).

“Melt Warrant Payment Rights” has the meaning set forth in Section 3.2(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.7(a).

“Merger Sub” has the meaning set forth in the Preamble.

8

“Milestone Payment Agreement” means the Milestone Payment Agreement between Harrow and Stockholder Representative, dated as of even date herewith.

“NASDAQ” has the meaning set forth in Section 5.8(a).

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Paying Agent” means Wilmington Trust, National Association, or such other agent as may be designated by Harrow.

“Paying Agent Agreement” shall mean the agreement among Harrow, Stockholder Representative and the Paying Agent in a form reasonably agreed by the parties.

“Payor” has the meaning set forth in Section 2.9(a).

“Per Share Contingent Milestone Payment Amount” means the amounts described Milestone Payment Agreement.

“Per Share FMV” means $10.50, which represents the fair market value per share of Melt Common Stock agreed upon by the parties and calculated by adding (x) the Closing Cash Consideration and (y) the FDA approval milestone payment per share.

“Permits” means all permits, approvals, authorizations, consents, licenses and registrations issued by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that may hereafter be paid without penalty or that are being contested in good faith and for which appropriate reserves have been established, (b) Liens of landlords, (c) Liens of carriers, warehousemen, mechanics and materialmen or other like Liens incurred in the ordinary course of business and not yet delinquent, (d) security interests in any bank account in favor of the depositary bank, and security interests in any securities account in favor of the broker or other entity that maintains such account, (d) easements, covenants, rights-of-way, variances and other similar restrictions or conditions of record, imperfections of title or encumbrances and zoning, entitlement, building and other land use regulations imposed by a Governmental Authority that, in each case, is not material in amount and does not materially detract from the value of or materially impair the existing use of the property affected by such imperfection or encumbrance.

“Person” means any individual, any type of business entity (including a corporation, joint-stock company, partnership, limited liability company, joint venture, association or unincorporated association), any other type of legal entity (including a trust), or any other entity or organization, including a Governmental Authority.

9

“Personal Information” shall mean (a) any information relating to an individual that identifies or can be used to identify, contact or locate such individual, and (b) any other information defined as “personal data,” “personal information,” “protected health information,” or “personally identifiable information” under applicable Data Protection Laws.

“Process” or “Processing” means, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal or combination of such data.

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge or dispersal into the atmosphere, soil, surface water or groundwater.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Representative Losses” has the meaning set forth in Section 9.5.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.6(a).

“Special Committees” has the meaning set forth in the Recitals.

“Stockholder Representative” has the meaning set forth in the Preamble.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” of any Person means, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of the other Subsidiaries of such Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, net profits, excess profits, windfall profit, severance, property, production, sales, use, license, excise, unclaimed property or escheat, franchise, regulatory, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or stamp tax, or any other similar tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Authority and “Tax” means any one of the foregoing Taxes.

10

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.

“Transactions” means, collectively, the transactions contemplated by this Agreement (including the Merger) and by each other Transaction Document.

“Transaction Documents” means this Agreement, Milestone Payment Agreement, Certificate of Merger, Paying Agent Agreement and the other documents, certificates or instruments to be executed or delivered at Closing pursuant to the terms of this Agreement.

Article II

THE MERGER

Section 2.1 Structure.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Merger Sub will be merged with and into Melt; (ii) the separate corporate existence of Merger Sub will cease, and (iii) Melt will continue its corporate existence under the DGCL as the Surviving Corporation. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.2 Closing.

The closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other time, place and date as Harrow and Melt may mutually agree in writing (the date on which the Closing actually occurs in accordance with this Section 2.2, the “Closing Date”).

Section 2.3 Effective Time.

On the Closing Date, the parties shall cause a certificate of merger in the form attached as Exhibit A hereto (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective at such time as the Certificate of Merger is so filed (or at such later time as may be specified in the Certificate of Merger and agreed by the parties in writing) (the “Effective Time”).

Section 2.4 Effects of the Merger.

At the Effective Time, the Merger will have the effects provided under the DGCL, this Agreement and the Certificate of Merger. As a result of the Merger and without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) the outstanding shares of capital stock and any other equity interests of Melt and Merger Sub shall be converted or canceled in the manner provided in Section 3.1 and Section 3.2 of this Agreement;

11

(b) Surviving Corporation will thereupon and thereafter possess all rights, privileges, immunities, powers and franchises of Melt and Merger Sub;

(c) all property, real, personal and mixed, tangible and intangible, of every kind and description of Melt and Merger Sub will vest in Surviving Corporation by operation of law;

(d) all debts, liabilities and obligations of Melt (including, for the avoidance of doubt, any liabilities related to or arising from the conduct of the Melt’s business prior to the Closing Date) and Merger Sub will become the debts, liabilities and obligations of Surviving Corporation; and

(e) all rights of creditors and all liens upon any property of Melt and Merger Sub will be preserved unimpaired, and all debts, liabilities and duties of Melt and Merger Sub will attach to Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

Section 2.5 Organizational Documents; Directors and Officers.

(a) At the Effective Time, the certificate of incorporation of Melt, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law.

(b) At the Effective Time, the bylaws of Melt, as in effect immediately prior to the Effective Time, will be the bylaws of Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law.

(c) The directors and officers of Melt immediately prior to the Effective Time shall continue as the directors and officers of Surviving Corporation, each to hold office until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with this Agreement and applicable Law.

Section 2.6 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Melt capital stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, but will instead represent only the right to receive the fair value of such shares as may be determined pursuant to Section 262 of the DGCL. From and after the Effective Time, all Dissenting Shares will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of Dissenting Shares will thereafter be entitled only to such rights as are granted by Section 262 of the DGCL, unless and until such holder fails to perfect or shall have effectively withdrawn or lost the right to appraisal under the DGCL.

(b) If any such holder fails to perfect, withdraw or otherwise loses the right to appraisal under the DGCL, such holder’s Dissenting Shares will thereupon cease to be Dissenting Shares and will be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1, without interest.

(c) Melt shall give Harrow prompt written notice of any demands for appraisal received by Melt, withdrawals thereof and any other instruments served pursuant to the DGCL. Melt may not, except with Harrow’s prior written consent, make any payment with respect to or settle any such demands.

12

Section 2.7 Paying Agent; Exchange Procedures; Payment of Merger Consideration.

(a) Promptly after the Agreement Date, Harrow shall appoint, pursuant to the Paying Agent Agreement, the Paying Agent to act as agent of Harrow for the purpose of disbursing the Closing Cash Consideration and any contingent consideration payable pursuant to the Milestone Payment Agreement (“Merger Consideration”) to the Melt Common Stockholders (other than Harrow and Merger Sub) and the holders of Melt Options, Melt Warrants and Melt RSUs in connection with the Merger. Harrow or the Surviving Company shall pay (and be responsible for) all charges and expenses, of the Paying Agent (including any indemnification obligations owed thereto).

(b) At the Effective Time, Harrow shall deposit, or cause to be deposited, with Paying Agent, by wire transfer of immediately available funds, cash in an amount sufficient to pay the aggregate Closing Cash Consideration for further disbursement to the Melt Common Stockholders (other than Harrow and Merger Sub) and the holders of Melt Options, Melt Warrants and Melt RSUs.

(c) At the applicable time periods specified in the Milestone Payment Agreement, Harrow shall deposit, or cause to be deposited, with Paying Agent, by wire transfer of immediately available funds, cash in an amount sufficient to pay each Payment Amount when due for further disbursement to the Melt Common Stockholders (other than Harrow and Merger Sub) and the holders of Melt Options, Melt Warrants and Melt RSUs.

(d) Promptly after the Paying Agent Agreement has been duly executed by all parties thereto (and in no event later than five (5) Business Days thereafter), Paying Agent shall mail to each holder of record of certificates representing the outstanding shares of Melt capital stock (the “Certificates”), which shares will be converted into the right to receive the Merger Consideration pursuant to Section 3.1 (other than shares canceled pursuant to Section 3.1(b)(i) and Section 3.1(b)(ii), shares to be converted pursuant to Section 3.1(c) and Dissenting Shares), and to each holder of Melt Options, Melt Warrants and Melt RSUs, (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.8) to Paying Agent, and (ii) instructions for effecting the surrender of the Certificates (to the extent applicable) (or such affidavits of loss) in exchange for the Merger Consideration payable in respect thereof. Upon surrender to Paying Agent of a Certificate (or affidavit of loss) for cancellation, together with a duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to pursuant to Section 3.1, and such Certificate so surrendered shall forthwith be canceled; provided that the holders of Melt Options, Melt Warrants and Melt RSUs shall only be required to submit a duly executed letter of transmittal for purposes of receiving their portion of the Merger Consideration. No interest shall accrue or be paid to any holder of Certificates with respect to the Merger Consideration to be paid upon the surrender of such Certificates.

(e) Upon surrender of Certificates (or affidavits of loss) representing shares of Melt stock to Paying Agent, together with a duly executed letter of transmittal, each holder will be entitled to receive in exchange therefor the portion of the Merger Consideration payable in respect of such shares pursuant to Section 3.1, and such certificates so surrendered shall be cancelled; provided that the holders of Melt Options, Melt Warrants and Melt RSUs shall only be required to submit a duly executed letter of transmittal for purposes of receiving their portion of the Merger Consideration.

13

Section 2.8 Lost, Stolen or Destroyed Certificates.

(a) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Harrow, the posting by such Person of a bond, in such reasonable and customary amount as Harrow may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Merger Consideration without any interest thereon and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 2.9.

Section 2.9 Withholding; No Interest; Escheat.

(a) Each of Harrow, Surviving Corporation and Paying Agent (each, a “Payor”) will be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law; provided, however, that, except with respect to any payments that are treated as compensation for applicable Tax purposes, if a Payor determines that any payment to be made by such Payor hereunder is subject to any deduction or withholding, then such Payor shall (i) use commercially reasonable efforts to provide notice to the recipient of such payment prior to making any such deduction or withholding, and (ii) shall reasonably cooperate with such recipient to minimize any such withholding to the extent permitted by applicable Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and be treated as having been paid to the Person in respect of which such deduction or withholding was made.

(b) No interest will be paid or accrue on any portion of the Merger Consideration payable under this Agreement.

(c) Any portion of the Merger Consideration remaining unclaimed by any Melt Common Stockholder or any holder of Melt Options, Melt Warrants or Melt RSUs with Paying Agent one (1) year following the Effective Time shall be returned to Harrow, and thereafter such holders shall look only to Harrow (subject to abandoned property, escheat and other similar Laws) as general unsecured creditors thereof for any amounts payable pursuant to this Agreement.

Article III

MERGER CONSIDERATION; TAX MATTERS

Section 3.1 Merger Consideration; Treatment of Melt Common Stockholders

(a) Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(i) Each share of Melt Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the conversion of Melt Preferred Stock pursuant to Section 3.1(d), and excluding any Dissenting Shares), shall be cancelled and converted into the right to receive (A) an amount in cash equal to the Closing Cash Consideration, payable at Closing, and (B) the contingent milestone payments, if and when payable, pursuant to and in accordance with the Milestone Payment Agreement.

14

(ii) The right of any holder of Melt Common Stock to receive the Merger Consideration pursuant to this Section 3.1(a) shall be subject to applicable withholding of Taxes as provided in Section 2.9.

(b) Cancellation Certain Stock.

(i) Each share of Melt capital stock that is owned by Melt prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

(ii) Each share of Melt Common Stock that is owned by Harrow prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Conversion of Merger Sub Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of Surviving Corporation, such that immediately following the Effective Time all of the issued and outstanding capital stock of Surviving Corporation will be owned directly by Harrow.

(d) Conversion of Melt Preferred Stock. Immediately prior to the Effective Time, each share of Melt Preferred Stock that is issued and outstanding will be automatically converted into one (1) share of Melt Common Stock in accordance with Melt’s certificate of incorporation and will thereafter be treated as Melt Common Stock for all purposes of this Agreement. From and after such conversion, no holder of Melt Preferred Stock will retain any liquidation preference, dividend preference, or other preferential right with respect to Melt capital stock.

Section 3.2 Merger Consideration; Treatment of Options, Warrants, RSUs and Other Rights.

(a) Options. Immediately prior to the Effective Time but subject to the consummation of the Merger, by virtue of the Merger and without any further action on the part of the holders thereof, Melt or Harrow, each outstanding and unexercised option to purchase shares of Melt capital stock, whether vested or unvested, outstanding immediately prior to the Effective Time (each, a “Melt Option”), will be cancelled and no longer be outstanding or exercisable, and the holder thereof will be entitled to receive (i) an amount in cash equal to the Closing Cash Consideration multiplied by such holder’s Melt Option Payment Rights (determined as described below), plus (ii) if and when payable under the Milestone Payment Agreement, the Per Share Contingent Milestone Payment Amount then payable multiplied by such holder’s Melt Option Payment Rights. An option holder’s “Melt Option Payment Rights” will be that number (rounded up to the nearest whole number) which is determined by dividing: (A) the product of (1) the number of underlying shares of Melt Common Stock subject to the Melt Options being cancelled multiplied by (2) the difference between (x) the Per Share FMV of the Melt Stock and (y) the exercise price of the subject Melt Options; by (B) the Per Share FMV.

15

(b) Warrants. Immediately prior to the Effective Time but subject to the consummation of the Merger, by virtue of the Merger and without any further action on the part of the holders thereof, Melt or Harrow, each outstanding and unexercised warrant to purchase shares of Melt capital stock outstanding immediately prior to the Effective Time (each, a “Melt Warrant”), will be cancelled and no longer be outstanding or exercisable, and the holder thereof will be entitled to receive (i) an amount in cash equal to the Closing Cash Consideration multiplied by such holder’s Melt Warrant Payment Rights (determined as described below), plus (ii) if and when payable under the Milestone Payment Agreement, the Per Share Contingent Milestone Payment Amount then payable multiplied by such holder’s Melt Warrant Payment Rights. An option holder’s “Melt Warrant Payment Rights” will be that number (rounded up to the nearest whole number) which is determined by dividing: (A) the product of (1) the number of underlying shares of Melt Common Stock subject to the Melt Warrants being cancelled multiplied by (2) the difference between (x) the Per Share FMV of the Melt Stock and (y) the exercise price of the subject Melt Warrants; by (B) the Per Share FMV.

(c) Restricted Stock Units. Immediately prior to the Effective Time but subject to the consummation of the Merger, by virtue of the Merger and without any further action on the part of the holders thereof, Melt or Harrow, each restricted stock unit award with respect to shares of Melt capital stock outstanding immediately prior to the Effective Time (each, a “Melt RSU”), will be cancelled and no longer be outstanding, and the holder thereof will be entitled to receive (i) an amount in cash equal to the per share Closing Cash Consideration multiplied by such holder’s Melt RSU Payment Rights (determined as described below), plus (ii) if and when payable under the Milestone Payment Agreement, the Per Share Contingent Milestone Payment Amount then payable multiplied by such holder’s Melt RSU Payment Rights. A Melt RSU holder’s “Melt RSU Payment Rights” will be that number which is the number of shares that were subject to such holder’s Melt RSUs immediately prior to cancellation as aforesaid.

(d) Tax and Withholding. All amounts payable pursuant to this Section 3.2 will be subject to applicable Tax withholding as provided in Section 2.9. The parties intend that payments made pursuant to this Section 3.2 will comply with, or be exempt from, Section 409A of the Code, and this Agreement will be interpreted and administered accordingly. Each payment pursuant to this Section 3.2 is intended to be a separate “payment” for purposes of Section 409A of the Code and, to the greatest extent possible, to constitute payments within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A of the Code) or to otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A of the Code, including by reason of satisfying the “transaction-based compensation” provisions thereunder, including the five-year post-closing payment limitation therein, unless otherwise permissible under Section 409A of the Code, and shall incorporate by reference all required definitions and payment terms.

(e) Termination of Equity Plans. Prior to the Effective Time, the Melt Board shall adopt resolutions terminating all Melt Equity Plans, effective immediately prior to the Effective Time, and confirming that from and after the Effective Time, no holder of a Melt Option, Melt Warrant, Melt RSU or other Melt Equity Right will have any right to acquire any equity securities of Surviving Corporation or Harrow under any Melt Equity Plans.

Section 3.3 No Working Capital Adjustment; No Escrow.

The parties agree that the Merger Consideration will not be subject to any post-Closing adjustment, including any adjustment based on working capital, cash, Indebtedness or transaction expenses. No portion of the Merger Consideration shall be held in escrow or subject to holdback, other than deductions for Taxes under Section 2.9.

16

Section 3.4 Code Section 280G; Stockholder Vote.

(a) To the extent required by Section 280G of the Code and the regulations promulgated thereunder, Melt shall:

(i) seek waivers from any “disqualified individuals” (as defined in Section 280G of the Code) of rights to any payments or benefits that could, separately or in the aggregate, constitute “parachute payments” under Section 280G of the Code, and

(ii) submit such waived payments and benefits for approval by Melt’s stockholders, in a manner intended to comply with Section 280G(b)(5)(B) of the Code, such that such payments and benefits shall not be subject to the excise tax imposed under Section 4999 of the Code.

(b) If such stockholder approval is not obtained, such waived payments or benefits will not be made or provided.

Section 3.5 Transfer Taxes; Cooperation.

All transfer, documentary, sales, use, registration, stamp and other similar Taxes and fees arising out of or in connection with this Agreement will be borne 100% by Harrow. The parties shall reasonably cooperate to minimize any such Taxes and to prepare and timely file any required Tax Returns or other documentation.

Article IV

REPRESENTATIONS AND WARRANTIES OF MELT

Melt hereby represents and warrants to Harrow and Merger Sub, except as set forth in the Disclosure Schedules, as follows:

Section 4.1 Organization and Qualification.

(a) Melt is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Melt has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

(c) Melt is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Authority; Enforceability.

(a) Melt has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

17

(b) The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

(c) This Agreement has been duly executed and delivered by Melt and, assuming due execution by the other parties hereto, constitutes a valid and binding obligation of Melt enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws affecting creditors’ rights generally and equitable principles.

Section 4.3 Capitalization.

(a) The authorized, issued and outstanding shares of capital stock of Melt are set forth on Schedule 4.3.

(b) All outstanding shares of capital stock of Melt have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable Laws and contractual obligations.

(c) Except as set forth on Schedule 4.3:

(i) there are no outstanding subscriptions, options, warrants, calls, convertible securities, stock appreciation rights, phantom equity rights, restricted stock or RSUs, or other rights to acquire equity of Melt or any agreements related to any of the foregoing;

(ii) there are no voting trusts, stockholder agreements, proxies, or other agreements or understandings relating to the issuance, voting or transfer of any securities of Melt; and

(iii) no bonds, debentures, notes or other Indebtedness of Melt entitle the holders to vote or to receive dividends on equity securities of Melt.

Section 4.4 Subsidiaries.

Melt does not own, directly or indirectly, any equity interests in any other Person, and has never had any Subsidiaries.

Section 4.5 No Conflict; Consents.

The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a) except as set forth on Schedule 4.5(a), conflict with or violate Melt’s certificate of incorporation, bylaws or other organizational documents;

(b) except as set forth on Schedule 4.5(b), conflict with, result in a breach of, constitute a default under, or require notice or consent under, any Material Contract or Permit;

(c) violate any Law applicable to Melt or its assets; or

18

(d) require any consent, approval, permit, order, authorization, registration, filing or notification from or with any Governmental Authority, other than the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) Melt has delivered to Harrow true and complete copies of its most recent unaudited balance sheet, statements of operations and cash flows for the six-month period ended June 30, 2025 (the “Financial Statements”).

(b) The Financial Statements:

(i) are derived from, and are consistent with, the books and records of Melt;

(ii) have been prepared in good faith in accordance with GAAP (subject to the absence of footnotes and year-end adjustments); and

(iii) fairly present in all material respects the assets, Liabilities and financial condition and results of operations of Melt as of the dates and for the periods indicated.

(c) The Financial Statements are unaudited and prepared without footnotes, and no audit of the Financial Statements has been conducted.

(d) Melt does not have any material Liabilities, except for:

(i) Liabilities reflected or reserved against in the Financial Statements;

(ii) Liabilities incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice; and

(iii) Liabilities incurred in connection with this Agreement.

(e) Except as set forth on Schedule 4.6(e), Melt has no off-balance sheet arrangements, obligations or liabilities of the type required to be disclosed in financial statements prepared in accordance with GAAP.

Section 4.7 Absence of Certain Changes.

Since the date of the Financial Statements:

(a) Melt has conducted its business in the ordinary course in all material respects;

(b) Except as set forth on Schedule 4.7(b), there has not been any Material Adverse Effect; and

(c) without limiting the generality of the foregoing, Melt has not:

(i) incurred any Indebtedness for borrowed money;

19

(ii) paid or declared dividends;

(iii) Except as set forth on Schedule 4.7(c)(iii), issued or repurchased equity;

(iv) amended its certificate of incorporation or bylaws; or

(v) entered into any Material Contract.

Section 4.8 Compliance with Laws; Permits.

(a) Melt is, and in the past three (3) years has been, in compliance in all material respects with all applicable Laws, including all Healthcare Laws.

(b) Melt holds all material Permits necessary to own and operate its properties and conduct its business as presently conducted.

(c) All such Permits are in full force and effect, and no suspension, cancellation, modification or revocation thereof is pending or, to the Knowledge of Melt, threatened.

Section 4.9 Material Contracts.

(a) Schedule 4.9 lists all of the following Contracts as of the Agreement Date (each, a “Material Contract”):

(i) CRO, CMO, and clinical trial agreements;

(ii) IP licenses (inbound or outbound) and any other agreements pertaining to the Intellectual Property Rights as between Melt and any other Person;

(iii) agreements involving payments by or to Melt in excess of $250,000 annually;

(iv) joint venture, collaboration, partnership or option agreements;

(v) employment or consulting agreements or offer letters with annual base compensation exceeding $200,000;

(vi) settlement agreements; and

(vii) agreements imposing non-compete or exclusivity obligations on Melt.

(b) Each Material Contract is valid, binding and enforceable against Melt and, to the Knowledge of Melt, the other parties thereto.

(c) Melt is not in material default under any Material Contract, nor, to the Knowledge of Melt, is any other party.

20

Section 4.10 Intellectual Property.

(a) Schedule 4.10 sets forth a list of (i) all Intellectual Property Rights exclusively owned by Melt that is subject to any issuance, registration or application by or with any Governmental Authority or private registrar in any jurisdiction as of the date hereof, in each case listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial or registration number; and (ii) all material unregistered Intellectual Property Rights exclusively owned by Melt.

(b) Melt exclusively owns or has valid rights to use all Intellectual Property Rights used in or necessary for the conduct of its business (the “Melt IPR”).

(c) All Melt IPR are free and clear of Liens.

(d) To the Knowledge of Melt, all prosecution, issuance, renewal, maintenance and annuity fees for the Melt IPR have been timely paid.

(e) The Melt Product does not infringe or misappropriate the Intellectual Property Rights of any third party.

(f) No Melt IPR are subject to any outstanding order restricting its use, validity, enforceability or licensing.

(g) No funding from any Governmental Authority, university, or research institution gives such Person rights in the Melt IPR.

(h) All employees, consultants and contractors who contributed to the creation of Melt IPR have executed enforceable agreements assigning such contributions to Melt, or such contributions have been deemed a “work made for hire.”

(i) Melt has taken all measures reasonably necessary to protect the confidentiality of its Know-How.

(j) Melt is not currently, and has not in the past three (3) years been, subject to any Legal Proceedings, including any alleging infringement, misappropriation, invalidity or unenforceability of any Melt IPR.

Section 4.11 Regulatory Compliance and Clinical Matters.

(a) Melt is, and has been, in compliance in all material respects with all Healthcare Laws and other Laws applicable to its business.

(b) All preclinical and clinical studies sponsored by Melt have, in all material respects and to the extent required, been conducted in accordance with applicable FDA regulations, Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices.

(c) To the Knowledge of Melt, all submissions made by Melt to the FDA or other Governmental Authorities were true, complete and not misleading in any material respect when made.

(d) Melt has not received any FDA Form 483 observations, warning letters, untitled letters, import alerts, clinical holds or similar correspondence that remain unresolved.

21

(e) Melt has not engaged any Person debarred under 21 U.S.C. § 335a or disqualified under 21 C.F.R. § 312.70 or § 812.119.

Section 4.12 Litigation.

(a) There are no, and during the past three (3) years there have not been any, Legal Proceedings pending, or to the Knowledge of Melt threatened, against Melt.

(b) Melt is not subject to any outstanding judgment, decree, injunction, ruling or order.

(c) To the Knowledge of Melt, there is no reasonable basis for any Legal Proceeding against Melt.

Section 4.13 Real Property and Tangible Assets.

(a) Melt does not own any real property.

(b) Schedule 4.13 lists all real property leased by Melt, and true and correct copies of all lease agreements have been delivered to Harrow.

(c) Melt has good and marketable title to, or valid leasehold interests in, all tangible personal property used in its business, free and clear of all Liens other than Permitted Liens.

Section 4.14 Insurance.

Schedule 4.14 lists all insurance policies that are held by Melt, under which Melt a beneficiary, or to which Melt is named as an insured or loss payee, including those that pertain to the Melt’s assets, employees or operations, but excluding those maintained in connection with any Benefit Plan. Schedule 4.14 also sets forth with respect to each insurance policy, the carrier, policy number and a description or type of coverage, including whether such policy is on an occurrence, or claims made basis. With respect to each such insurance policy (a) such insurance policies are in full force and effect and no material default exists with respect to the obligations of Melt under any such policy, and (b) Melt has not received notice of cancellation or termination of any such insurance policy. Complete and accurate copies of each such insurance policy have been made available to Harrow. There is no claim by Melt pending under any such insurance policy as to which coverage has been denied or disputed by the underwriters of such policy. All premiums payable under such insurance policies have been timely paid, and Melt has otherwise complied in all material respects with the terms and conditions of all such insurance policies. To the Knowledge of Melt, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such insurance policies. Except as set forth on Schedule 4.14, Melt will after the Closing continue to have coverage under all insurance policies with respect to events occurring prior to the Closing.

Section 4.15 Employee Benefits.

(a) Schedule 4.15(a) lists all Benefit Plans.

22

(b) None of Melt or any trade or business, whether or not incorporated, that is, along with Melt, a member of a controlled group of corporations, under common control, or a member of an affiliated service group, as described in Section 414(b), (c), or (m) of the Code or Section 4001(b)(1) of ERISA or that is required to be aggregated with Melt under Section 414(o) of the Code (an “ERISA Affiliate”) maintains, contributes to, is required to contribute to or has ever had any obligation to contribute to, or has any Liability (fixed, contingent or otherwise) under or with respect to any plan or arrangement that is, whether or not terminated: (i) any employee benefit plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412, 430 or 4971 of the Code (including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto)); or (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) Except as set forth on Schedule 4.15(c), or as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state Law for which the participant pays the full amount of the required premiums or contributions, Melt does not provide, and no written or oral Contracts have been entered into promising or guaranteeing, any current or former employee or other service provider of Melt or its ERISA Affiliates or their respective dependents or beneficiaries coverage under any retiree or post-employment medical, dental, vision, life, or disability insurance or other similar benefit coverage.

(d) With respect to each Benefit Plan:

(i) Each Benefit Plan that is intended to qualify under Section 401(a) of the Code is in material compliance with the requirements for qualification under Section 401(a) of the Code and the regulations thereunder. Each such Benefit Plan has either received a favorable determination as to its qualification under the Code or reliance on an opinion or advisory letter as to the qualification of the underlying pre-approved plan document, in either case issued by the Internal Revenue Service (“IRS”), upon which it may rely and nothing has occurred with respect to the Benefit Plan which would reasonably be expected to result in the loss of such qualification or exemption or the imposition of any material liabilities, penalty or Tax.

(ii) Each Benefit Plan is and at all times has been established, maintained and administered in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder and other applicable Laws and no event or documentation defect with respect to any Benefit Plan has occurred that would reasonably cause such Benefit Plan to violate the applicable requirements of ERISA, the Code, or other applicable Law, or that could cause Melt to incur any material penalty or other Liability. All payments required to be made to each Benefit Plan with respect to all prior periods have been made or provided for in accordance with the provisions of such Benefit Plan and applicable Law. No material nonexempt “prohibited transaction” (as such term is used in Code Section 4975 or Section 406 of ERISA) has occurred with respect to any Benefit Plan or Melt and Melt’s agents, employees, independent contractors, officers and directors have not breached any fiduciary duty with respect to any Benefit Plan. No Benefit Plan provides benefits to current or former employees or other service providers (including any dependents thereof) outside of the United States, nor is any Benefit Plan subject to any Laws or jurisdiction outside of the United States.

(iii) Melt has made available to Harrow, to the extent applicable, a true and complete copy of: (i) the Form 5500 annual report for the three most recently completed years for which such a report was required to have been filed, and attached schedules, audited financial statements and actuarial valuations; (ii) the summary plan description together with each summary of material modifications thereto; (iii) the plan document and all amendments thereto (or, to the extent not reduced to writing, an accurate description of all material terms); (iv) any related trust Contract, insurance policy or other funding instrument; (v) the most recent determination letter, opinion letter or advisory letter issued by the IRS, if applicable with respect to each Benefit Plan intended to be qualified under Code Section 401(a) or 501(c)(9); (vi) any governmental advisory opinions, rulings, compliance statements, closing agreements and similar materials; (vii) the nondiscrimination testing report for the three most recently completed plan years, and (viii) for the three most recent years, all non-ordinary course correspondence with any Governmental Authority in connection with such Benefit Plans.

23

(iv) Except for routine claims for benefits arising in the ordinary course with respect to any Benefit Plan, there are no Legal Proceedings pending or, to the Knowledge of Melt, threatened with respect to any Benefit Plan.

(e) No amount or benefit that could be received (whether in cash or property or the vesting of property), as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, by any current or former employee, officer, member, manager, director or other service provider of Melt would not be deductible (including by any direct or indirect members of Melt) by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Melt has no obligation to reimburse or otherwise “gross-up” any Person for any Tax, including as set forth under Section 409A(a)(1)(B) or 4999 of the Code.

(f) Except as set forth in Schedule 4.15(f), the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement, either singly or in conjunction with any other event, will not (i) entitle any current or former employee, director or independent contractor to severance pay or benefits, unemployment compensation or any other payment, or (ii) other than with respect to terminating Melt’s defined contribution 401(k) plan, accelerate the time of payment or vesting or funding or increase the amount of compensation due to any current or former employee, director or independent contractor.

(g) Each Benefit Plan that constitutes any part of a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is, and at all relevant times has been, established, operated and administered in operational and documentary compliance in all material respects with Section 409A of the Code and applicable guidance thereunder, such that no Taxes or interest is due and owing in respect of such Benefit Plan failing to be in compliance therewith. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in a violation of Section 409A of the Code.

(h) Melt and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA currently, and at all applicable times have been, in compliance in all material respects with the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations and guidance issued thereunder (collectively, the “ACA”). No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Melt or any Benefit Plan to penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the ACA. Each Benefit Plan is in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar applicable state Law.

24

Section 4.16 Employees. With respect to employees of Melt:

(a) Schedule 4.16(a)(i) sets out a complete and accurate list of, for each employee of Melt as of a date no earlier than five Business Days prior to the Agreement Date, such employee’s: name; job title or position; status (whether full-time or part-time); hire date; work location (city, state and country); classification as exempt or non-exempt under the minimum wage and overtime requirements of the Fair Labor Standards Act and similar Laws; current base compensation rate (annual salary, hourly rate, or other form of compensation as applicable); incentive compensation received in the prior calendar year; incentive compensation expected for the current calendar year; leave status (and, if on leave, the nature of the leave and the expected return date); visa status (if applicable); indication of whether such employee is party to a Contract with Melt that governs conditions of employment. Schedule 4.16(a)(ii) sets out a complete and accurate list of, for each natural person independent contractor currently engaged by Melt, such contractor’s name; title (if any); duties; rate of compensation; start date; and indication of whether such individual is engaged pursuant to an engagement letter, agreement, or similar, with Melt.

(b) There is not presently pending or existing, and during the three (3) year period prior to the Agreement Date, there has not been, and to the Knowledge of Melt, there is not threatened in writing:

(i) any material labor strike, slowdown, picketing, work stoppage, lockout or other labor dispute with respect to the employees of Melt;

(ii) any material Legal Proceeding against Melt alleging violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; or

(iii) Melt is not, and during the two (2) year period prior to the Agreement Date has not been, party or bound by to any collective bargaining agreement. To the Knowledge of Melt, as of the Agreement Date, there is no union organization campaign or effort in progress with respect to any employees of Melt, or any application for certification of a collective bargaining agent, nor has any such campaign, effort or application for certification occurred or been threatened during the two (2) year period prior to the Agreement Date.

(c) Except as set forth on Schedule 4.16(c), to the Knowledge of Melt, Melt has no material Liability or obligations under any applicable Law, including under or on account of any Benefit Plan, arising out of the misclassification of any Person as a consultant, independent contractor or temporary employee, as applicable, and no such Person is entitled to any compensation or benefits in any material amount from Melt under any applicable Law or Benefit Plan that he or she has not received. All employees of Melt that are classified as exempt under the Fair Labor Standards Act or applicable employment Laws satisfy the requirements of such Laws to be classified as exempt, and no employee classified as exempt is entitled to overtime pay under such applicable Laws or any other Laws. All individuals characterized and treated by Melt as independent contractors are properly classified and treated as independent contractors under all applicable Laws.

(d) To the Knowledge of Melt, no discrimination, harassment and/or retaliation Legal Proceeding by any employee of Melt is pending or threatened in writing against Melt or employee, officer or director of Melt under the 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA or any other federal labor or employment Law or comparable state Law. To the Knowledge of Melt, no wrongful discharge, retaliation, libel, slander or other Legal Proceeding by any employee of Melt that arises out of the employment relationship between Melt and any employee of Melt is pending or threatened in writing against Melt under any applicable Law.

25

(e) To the Knowledge of Melt, no employee of Melt is in violation, in any material respect, of any material term of any non-disclosure agreement, non-competition agreement or any other restrictive covenant agreement with a former employer relating to the right of any such employee to be employed by Melt because of the nature of the business conducted by Melt or to the use of trade secrets or proprietary information of others.

Section 4.17 Taxes.

(a) Melt has timely filed all material Tax Returns required to be filed by it and has timely paid all material Taxes required to be paid by it in the manner required by applicable Law whether or not shown on any Tax Return and has no material liability for Taxes in excess of the amounts so paid. All such Tax Returns are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Melt has made available to Harrow true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies, adjustments or proposed deficiencies and adjustments in respect of Melt.

(b) There is (i) no written claim for material Taxes asserted against Melt that has resulted in a Lien against the property of Melt other than Liens for Taxes not yet due and payable, (ii) no past, current or pending audit of, or Tax controversy associated with, any material Tax Return of Melt is being conducted by a Governmental Authority respect of which Melt has received written notification, (iii) no other procedure, proceeding or contest of any material refund or deficiency in respect of Taxes related to Melt pending or on appeal with any Governmental Authority, (iv) no extension of any statute of limitations on the assessment of any Taxes granted by Melt currently in effect and (v) no extension of time for filing any Tax Return of Melt that has not been filed (other than automatic extensions). No written claim has been made against Melt by any Governmental Authority in a jurisdiction where Melt has not filed a Tax Return that it is or may be subject to Tax in or Tax Return filing requirements by that jurisdiction.

(c) Melt is not and has never been a party to or bound by any Tax allocation, indemnity or sharing agreement nor does Melt have any liability or potential liability to another party under any such agreement (other than any agreement entered into in the ordinary course of business and not primarily related to Taxes).

(d) Melt has complied in all material respects (and until the Closing will comply in all material respects) with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any state, local or foreign law), has, within the time and in the manner prescribed by law, deducted or withheld from employee wages or consulting compensation and paid over to the proper Governmental Authority (or is properly holding for such timely payment) all material amounts required to be so withheld and paid over under all applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare and Federal Unemployment Tax Act Taxes and Taxes under relevant state income and employment Tax withholding laws, and has timely filed, all material withholding Tax Returns, for all periods through and including the Closing Date. Melt has complied in all material respects (and until the Closing will comply in all material respects) with all applicable Law relating to reporting of information with respect to payments under Sections 6041-6050Y of the Code (and any similar state, local or non-U.S. law).

26

(e) Melt does not own directly or indirectly an interest in a corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a).

(f) Melt will not be required to include any material item of income in, or exclude any item of deduction or loss from Taxable income for any Taxable period (or portion thereof) ending after the date of Closing as a result of any (i) change in method of accounting initiated prior to the Closing for a Taxable period ending on or prior to the date of Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the date of Closing, or (iv) prepaid amount received prior to the Closing.

(g) Melt has not constituted either a “distributing corporation” or a “controlled corporation” (each within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code). or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(h) The exercise price of all Melt Options is at least equal to the fair market value of the Melt Common Stock on the date such Melt Options were granted or repriced, and neither Melt nor Harrow has incurred or will incur any liability to report or withhold Taxes under Section 409A of the Code upon the vesting of any Melt Options. All Melt Options are with respect to “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) of the grantor thereof.

Section 4.18 Environmental Matters.

Melt is, and has been, in compliance in all material respects with Environmental Laws. In the past three (3) years, Melt has not received any written notice alleging violation of Environmental Laws. There are no Legal Proceedings pending or, to the Knowledge of Melt, threatened against Melt under Environmental Laws.

Section 4.19 Data Privacy and Cybersecurity.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Melt Material Adverse Effect, since January 1, 2022, (i) the IT Assets have not suffered any material failures, bugs, or outages; (ii) Melt has implemented commercially reasonable administrative and technical safeguards designed to protect the integrity, security and confidentiality of Personal Information stored in the IT systems; and (iii) to the Knowledge of Melt, in the past three (3) years, there have been no unauthorized intrusions or breaches of the security of the IT Assets. Melt has purchased a sufficient number of license seats, and scope of rights, for all material third party software used by Melt for its business as currently conducted and have complied in all material respects with the terms of the corresponding agreement.

27

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Melt Material Adverse Effect: (i) Melt is, and since January 1, 2022 has been, in compliance with applicable Data Protection Requirements; and (ii) since January 1, 2022, to the Knowledge of Melt, there have been no breaches, violations, outages or unauthorized uses of or accesses to Personal Information maintained by Melt that would require notification of individuals, law enforcement or any Governmental Authority under any applicable Data Protection Law. Since January 1, 2022 until the Agreement Date, Melt has not received written communication from any Governmental Authority that alleges that Melt is not in compliance with any Data Protection Laws.

(c) To the Knowledge of Melt, and to the extent required under applicable Data Protection Laws, Melt has provided all notices and obtained all consents and approvals necessary to use and disclose the Personal Information maintained by Melt to the extent required in connection with the operation of Melt’s business as currently conducted except as would not, individually or in the aggregate, reasonably be expected to have a Melt Material Adverse Effect. To the Knowledge of Melt, the consummation of the transactions contemplated by this Agreement will not result in the violation of any Data Protection Requirement in any material respect.

Section 4.20 Related Party Transactions.

Except as set forth on Schedule 4.20, there are no Contracts or transactions between Melt and any officer, director, stockholder, employee or Affiliate, other than ordinary course employment and consulting arrangements.

Section 4.21 No Misrepresentations.

Subject to the exceptions set forth in the Disclosure Schedules, no representation or warranty or other statement made by Melt in this Agreement, the Disclosure Schedules attached hereto, the certificates delivered pursuant to Section 7.2 or otherwise in connection with this Agreement or the Merger contains any untrue statement of material fact.

Section 4.22 Brokers.

No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Melt.

Section 4.23 Exclusivity of Representations and Warranties.

THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT (INCLUDING AND, AS MODIFIED BY, THE DISCLOSURE SCHEDULE) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY MELT, AND MELT HEREBY EXPRESSLY DISCLAIMS AND SHALL HAVE NO LIABILITY FOR ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF MELT, ITS BUSINESS OR ASSETS, OR THE CAPITAL STOCK. EXCEPT AS SET FORTH IN ARTICLE IV OF THIS AGREEMENT, MELT IS NOT, DIRECTLY OR INDIRECTLY, WHETHER ORALLY OR IN WRITING, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO HARROW IN ANY “DATA ROOMS,” MANAGEMENT PRESENTATIONS, DUE DILIGENCE OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND MELT SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING AS TO MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT AND HARROW SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF MELT SET FORTH IN THIS IN ARTICLE IV OF THIS AGREEMENT.

28

Article V

REPRESENTATIONS AND WARRANTIES OF HARROW AND MERGER SUB

Harrow and Merger Sub, jointly and severally, hereby represent and warrant to Melt as follows:

Section 5.1 Organization and Qualification.

(a) Harrow is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(c) Each of Harrow and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business operations since its formation, and has no assets, liabilities or obligations of any nature other than those incident to its formation and those contemplated by this Agreement.

(d) Each of Harrow and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on such party’s ability to perform its obligations hereunder.

Section 5.2 Ownership of Melt Common Stock.

Harrow has continuously held the capital stock of Melt during the three (3) years preceding the Agreement Date. Harrow acknowledges and agrees that Melt is relying on the representation in this Section 5.2 to ensure compliance with Section 203 of the DGCL.

Section 5.3 Corporate Authority.

(a) Each of Harrow and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Harrow and Merger Sub have been duly and validly authorized by all necessary corporate action.

29

(c) No other corporate proceedings on the part of Harrow or Merger Sub are necessary to authorize this Agreement.

(d) This Agreement has been duly executed and delivered by each of Harrow and Merger Sub and, assuming due execution and delivery by Melt, constitutes the valid and binding obligation of Harrow and Merger Sub, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws affecting creditors’ rights generally and equitable principles.

Section 5.4 Merger Sub; Capitalization of Merger Sub.

(a) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which shares are validly issued and outstanding.

(b) All of the issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, owned directly by Harrow, free and clear of all Liens.

(c) Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the Transactions.

Section 5.5 No Conflict; Consents.

The execution, delivery and performance of this Agreement by each of Harrow and Merger Sub, and the consummation of the transactions contemplated hereby, do not and will not:

(a) conflict with or violate the certificate of incorporation, bylaws or comparable organizational documents of Harrow or Merger Sub;

(b) conflict with, result in a breach of, constitute a default under, or give rise to a right of termination, cancellation or acceleration under, any material contract, permit or license to which Harrow or any of its Subsidiaries (including Merger Sub) is a party;

(c) violate any Law applicable to Harrow or Merger Sub; or

(d) require any consent, approval, permit, authorization, registration, filing or notification with or from any Governmental Authority, other than the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 5.6 SEC Reports; Financial Statements.

(a) Harrow has filed all forms, reports, statements and other documents required to be filed by it with the SEC since January 1, 2022 (collectively, the “SEC Reports”).

(b) As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

(c) None of the SEC Reports, at the time filed (or, if amended or supplemented, at the time of the most recent amendment or supplement), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

30

(d) The financial statements of Harrow included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and were prepared in accordance with GAAP (except as may be indicated in the notes thereto).

(e) Such financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Harrow and its consolidated Subsidiaries as of the dates and for the periods indicated.

Section 5.7 Internal Controls; SOX Compliance.

(a) Harrow maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by Harrow in the reports it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(b) Harrow maintains internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) as required by the Sarbanes-Oxley Act of 2002.

(c) Harrow’s management has (i) evaluated the effectiveness of its internal control over financial reporting as of the end of its most recent fiscal year and (ii) presented in its most recent annual report on Form 10-K its conclusions about the effectiveness of such controls.

Section 5.8 NASDAQ Listing.

(a) The shares of common stock of Harrow are listed on The Nasdaq Stock Market LLC (“NASDAQ”).

(b) Harrow is in compliance in all material respects with the listing and maintenance requirements of NASDAQ.

(c) No delisting, suspension of trading or notice of noncompliance has been threatened or received by Harrow.

Section 5.9 Absence of Certain Changes.

Since the date of the most recent balance sheet included in Harrow’s SEC Reports, there has not been any event, change, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Harrow and its Subsidiaries, taken as a whole.

Section 5.10 Funds Available.

(a) Harrow has, and will have at the Closing or thereafter, sufficient cash, available lines of credit, or other immediately available funds to pay the aggregate Closing Cash Consideration and all other amounts payable by it pursuant to this Agreement and the Milestone Payment Agreement.

31

(b) In no event shall the receipt or availability of any funds or financing by or to Harrow, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Harrow or Merger Sub hereunder.

Section 5.11 Investment Company Act.

Neither Harrow nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.12 Litigation.

(a) There are no Legal Proceedings pending, or to the knowledge of Harrow threatened, against Harrow or Merger Sub, or any of their respective properties or assets, that seek to restrain, enjoin, prevent, prohibit, materially delay or otherwise challenge the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Neither Harrow nor Merger Sub is subject to any outstanding order, judgment, decree, ruling or injunction that, individually or in the aggregate, would reasonably be expected to materially impair Harrow’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

Section 5.13 Brokers.

No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Harrow or Merger Sub.

Section 5.14 Acknowledgments by Harrow; Non-Reliance.

Harrow acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, results of operations, assets, condition (financial or otherwise), operations and prospects of Melt and (b) has been furnished with or given full access to such information about Melt and its business and operations as it has requested. In entering into this Agreement, Harrow has relied solely upon its own investigation and analysis and the representations and warranties of Melt expressly set forth in Article IV of this Agreement, and Harrow acknowledges that, except for the representations and warranties expressly made by Melt in Article IV of this Agreement, neither Melt nor any of its Affiliates, nor any of their respective Representatives, or any other Person makes, has made, shall be deemed to have made, or has been authorized to make any express or implied representation or warranty, at law or in equity, whether written or oral, statutory or otherwise, on behalf of or with respect to Melt, its Affiliates, or any of their respective Representatives or any other Person, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), this Agreement, the Transactions, or the accuracy or completeness of any information regarding Melt, or its Affiliates furnished or made available to (or otherwise acquired by) Harrow, its Affiliates or its or their respective Representatives or any other Person (including any information, documents or materials made available to Harrow, its Affiliates or its or their Respective Representatives or any other Person in any data room or otherwise, in a confidential information memorandum or any management presentations or in any other form), including with respect to any errors therein or omissions therefrom, or as to the future revenue, profitability or success of Melt or its business (including the financial information, projections or other forward-looking statements of Melt or its business, in each case, in expectation or furtherance of the Transactions). Except for those representations and warranties expressly set forth in Article V of this Agreement, Harrow hereby disclaims reliance on, and agrees neither Melt nor any of its stockholders will have any liability for, any and all representations, warranties, or statements of any nature or kind, express or implied, including the accuracy or completeness of such representations, warranties, or statements. Harrow hereby waives any and all claims of any nature or kind, including, claims based upon misstatement, omission, or concealment, except for claims based upon the breach of representations and warranties expressly set forth in Article V of this Agreement. Notwithstanding the foregoing, Melt and Harrow each hereby acknowledges and agrees that nothing in this Section 5.14 or elsewhere in this Agreement will prevent a claim against any Person for Fraud in connection the Transactions.

32

Article VI

COVENANTS

Section 6.1 Conduct of Business of Melt.

During the period beginning on the Agreement Date and ending on the earlier of the Effective Time or termination of this Agreement (the “Interim Period”), Melt shall, except (i) as expressly required by this Agreement, and (ii) with the prior written consent of Harrow (which shall not be unreasonably withheld, conditioned or delayed), conduct its business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Melt shall not do any of the following during the Interim Period without the prior written consent of Harrow:

(a) issue, sell, transfer, grant, pledge, encumber or otherwise dispose of any shares of its capital stock or other equity securities, or issue any securities convertible into or exchangeable for equity, or grant any options, warrants or other rights to acquire equity;

(b) split, combine, reclassify, redeem or repurchase any of its capital stock or other equity securities;

(c) declare, set aside or pay any dividend or other distribution in respect of its capital stock;

(d) amend its certificate of incorporation, bylaws or other organizational documents;

(e) incur or assume any Indebtedness for borrowed money in excess of $250,000 individually or $500,000 in the aggregate, other than trade payables in the ordinary course;

(f) make any loan, advance or capital contribution to, or investment in, any Person in excess of $100,000 individually;

(g) sell, lease, license, assign, pledge or otherwise transfer or dispose of any material assets, other than inventory or supplies in the ordinary course;

(h) cancel, compromise or settle any material claim or Legal Proceeding, other than settlements not exceeding $100,000 individually or $250,000 in the aggregate that do not impose material equitable relief;

33

(i) make any change in accounting principles, practices or methods, except as required by GAAP or applicable Law;

(j) waive, release or assign any material rights, claims or benefits, including with respect to Intellectual Property Rights or the related intangible assets;

(k) hire or terminate any officer or employee with annual base compensation greater than $200,000, or materially increase compensation or benefits of employees generally, except in the ordinary course consistent with past practice;

(l) adopt, amend or terminate any Melt Equity Plan, bonus, severance, retention or other compensation or benefit plan, except as required by Law;

(m) enter into or amend any Material Contract outside the ordinary course;

(n) accelerate or delay capital expenditures, except within 10% of Melt’s approved operating budget provided to Harrow prior to the Agreement Date;

(o) fail to maintain in effect the insurance policies with limits and deductibles as in effect on Agreement Date;

(p) enter into, amend, extend or renew any employment, consulting, severance, retention, change-in-control, transaction bonus or similar agreement or arrangement with any current or former director, officer, employee, consultant or other service provider; or

(q) authorize any of the foregoing.

Section 6.2 Advancement of Expenses.

(a) During the Interim Period, Harrow shall, within two (2) Business Days following a written request from Melt, pay to Melt via wire of immediately available funds, such amounts as are sufficient funds to cover (i) all of Melt’s reasonable operating expenses during the Interim Period, (ii) all of Melt’s costs and expenses during the Interim Period in connection with Melt conducting any clinical studies and/or trials, (iii) all Melt Transaction Expenses, and (iv) any other expenses reasonably approved by the Melt Board during the Interim Period in connection with the operations of Melt’s business (collectively, the “Interim Costs”).

(b) In the event this Agreement is terminated pursuant to Section 8.1(e), Melt shall repay Harrow, no later than by December 31, 2026, all Interim Costs Harrow paid Melt pursuant to this Section 6.2. Except in the case of a termination of this Agreement pursuant to Section 8.1(e), Melt shall not be required to reimburse Harrow for any of the Interim Costs paid to Melt pursuant to this Section 6.2.

Section 6.3 Access to Information; Transition.

During the Interim Period, Melt shall:

(a) provide Harrow and its representatives reasonable access, during normal business hours and upon reasonable notice, to Melt’s officers, employees, properties, books, records, contracts, clinical data, regulatory submissions, trial master files, and correspondence with Governmental Authorities; provided that all requests for such access will be directed to Brad Osborne, CFO, or such other Person as Melt may designate in writing from time to time (the “Designated Contacts”);

34

(b) provide Harrow with copies of all material communications to or from the FDA or other regulatory authorities relating to MELT-300 or any other Melt Product candidate; access shall be provided in a manner not unreasonably disruptive to Melt’s operations and subject to confidentiality obligations owed to third parties;

(c) provide reasonable cooperation to Harrow in planning for the transition of Melt’s clinical and regulatory activities relating to MELT-300, including the plan for transfer of trial master files, investigator files, INDs and correspondence with the FDA;

(d) use commercially reasonable efforts to preserve relationships with CROs, CMOs, clinical sites, investigators, licensors and consultants material to MELT-300; and

(e) promptly notify Harrow of (i) any material adverse event or other occurrence in connection with MELT-300 or any other Melt Product, (ii) any material communication from the FDA or other regulatory authority, and (iii) any threatened or actual termination of a Material Contract;

(f) Nothing in this Section 6.3 shall require Melt to provide access to information that is subject to attorney-client privilege, attorney work product protection or confidentiality obligations, provided Melt shall use reasonable efforts to provide access through alternative means (e.g., redaction or common-interest arrangements).

(g) For the avoidance of doubt, Melt does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.3, and Harrow may not rely on the accuracy of any such information, in each case, other than as expressly set forth in Melt’s representations and warranties contained in Article V. Other than the Designated Contacts, Harrow is not authorized to and will not (and will cause its Representatives not to) contact any officer, director, employee, customer, supplier, lessor, lender or other material business relation of Melt prior to the Effective Time without the prior written consent of Melt. The information provided pursuant to this Section 6.3 will be governed by all the terms and conditions of the Confidentiality Agreement, dated February 20, 2025, by and between Harrow and Melt (the “Confidentiality Agreement”).

Section 6.4 No Solicitation.

(a) Melt shall not and shall not permit its Representatives to directly or indirectly, solicit, initiate, or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal.

(b) Melt shall not furnish any non-public information to, or engage in discussions or negotiations with, any Person regarding an Acquisition Proposal.

(c) Melt shall promptly notify Harrow of the receipt of any Acquisition Proposal, including the material terms thereof and the identity of the Person making such proposal.

For the avoidance of doubt, nothing in this Section 6.4 shall prohibit the Melt Board from taking and disclosing to stockholders its position with respect to an Acquisition Proposal to the extent required by applicable Law.

35

Section 6.5 Stockholder Approval; Information Statement.

(a) Melt shall duly call and hold a meeting of its stockholders (or solicit written consents) and use reasonable best efforts to obtain the approval of (i) the Melt Disinterested Stockholders, and (ii) the Melt Requisite Stockholders; in each case, of this Agreement, the Merger and other Transactions in accordance with the applicable Law and the governing documents of Melt as promptly as practicable after the Agreement Date.

(b) If required by Law, Melt shall prepare and distribute to its stockholders an information statement describing this Agreement, the Merger and the Merger Consideration, including a summary of the Melt Fairness Opinion, and advising stockholders of their rights to demand appraisal of their shares pursuant to Section 262 of the DGCL.

(c) Subject to applicable Law, Harrow shall cooperate with Melt, as reasonably requested by Melt, in communicating with the Melt Stockholders regarding the Merger and the other Transactions for purposes of pursuing Melt Requisite Stockholder Approval.

Section 6.6 Public Announcements.

Neither party may issue any release or make such statement regarding the Transaction, without the other party’s consent; except however, that Melt hereby acknowledges and agrees that Harrow may issue the public announcement in the form listed on Schedule 6.6.

Section 6.7 Employee Matters; Benefit Plans.

(a) For a period of one (1) year after the Effective Time, Harrow shall provide to the Melt employee listed on Schedule 6.7(a) (“Continuing Employee”) base salary and employee benefits that, in the aggregate, are not materially less favorable than those provided immediately prior to the Closing.

(b) Harrow shall give Continuing Employee full credit for purposes of eligibility, vesting and vacation under Harrow benefit plans for service with Melt prior to the Effective Time.

(c) Harrow shall assume and honor all severance and other obligations to of the employees listed on Schedule 6.7(c), under their respective employment agreements dated May 22, 2024.

(d) Nothing herein shall be construed to (i) create a right to employment, (ii) prohibit Harrow from terminating Continuing Employee at any time, or (iii) require Harrow to continue any particular Benefit Plan.

(e) Effective as of no later than the day immediately preceding the Closing Date, Melt shall terminate its defined contribution (401(k)) plan (the “Melt 401(k) Plan”). At Closing, Melt shall provide Harrow with an executed copy of the resolutions of Melt Board approving the termination of Melt 401(k) Plan (effective as of no later than the day immediately preceding the Closing Date). Melt shall take such other actions to implement the termination of, and/or the discontinuance of sponsorship or contribution to, Melt 401(k) Plan in a manner that complies with all applicable Law, including, but not limited to (i) timely and proper adoption (at least one day before Closing) of (x) corporate resolutions approving plan termination and (y) a plan termination amendment; (ii) making, as soon as administratively feasible, the final employee and employer contributions to the Melt 401(k) Plan on account of Compensation earned up through the plan termination effective date; (iii) preparation and submission of annual reports (form 5500); (iv) timely provision of any required notices to participants, trustees and administrators; and (v) processing the final distribution of plan assets and final wind-up of the 401(k) Plan. In the event that termination of the Melt 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than administrative expenses in the ordinary course of business), then such charges and/or fees shall be included in transaction expenses and shall be the responsibility of Melt, and Melt shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Harrow no later than five (5) Business Days prior to the Closing Date. The actions contemplated by this Section 6.7 shall be subject to the review and consent of Harrow, which shall not be unreasonably withheld.

36

Section 6.8 Directors’ and Officers’ Indemnification; Tail Insurance.

(a) From and after the Effective Time, Harrow shall cause Surviving Corporation to indemnify, defend and hold harmless each present and former director and officer of Melt (the “Melt D&O Indemnified Parties”) against any losses, liabilities, claims, damages, judgments, fines, fees, costs or expenses (including attorneys’ fees) arising out of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted under applicable Law. If Harrow or the Surviving Corporation fails to comply with its obligations in this Section 6.8(a) and a Melt D&O Indemnified Party commences a suit which results in a determination that Harrow or the Surviving Corporation failed to comply with such obligation, Harrow shall pay such Melt D&O Indemnified Party his or her costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment.

(b) Harrow shall cause Surviving Corporation to maintain provisions in its certificate of incorporation and bylaws with respect to exculpation and indemnification of directors and officers no less favorable than those in effect immediately prior to the Effective Time.

(c) Prior to the Effective Time, Melt shall purchase a “tail” insurance policy covering the Melt D&O Indemnified Parties for a period of six (6) years following the Effective Time with coverage not less favorable than Melt’s existing directors’ and officers’ liability insurance policy (the “D&O Tail Policy”).

(d) If Harrow, the Surviving Corporation or any of its successors or assigns consummates a Change of Control transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of Harrow or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8.

(e) The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Melt D&O Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Melt D&O Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Melt D&O Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Melt D&O Indemnified Parties shall be third party beneficiaries of this Section 6.8).

37

Section 6.9 Further Assurances.

Subject to the terms of this Agreement, each party shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable, including executing and delivering such additional documents and instruments as may be reasonably requested by the other party.

Section 6.10 Tax Matters.

(a) The parties shall cooperate, as and to the extent reasonably requested by any such Person, in connection with the preparation, execution and filing of all Tax Returns, including by providing information and access to records in possession of such party and in connection with any audit, litigation or proceeding relating to Taxes of Melt.

(b) All transfer, documentary and other similar Taxes shall be paid by Harrow.

Section 6.11 Section 16 Matters.

Prior to the Effective Time, Harrow shall take all such steps as may be necessary to cause any acquisition of Harrow securities in connection with the Merger by officers or directors of Melt who are reasonably expected to become subject to Section 16 of the Exchange Act with respect to Harrow after the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Confidentiality.

Each of Harrow and Melt agree that they shall be bound by the Confidentiality Agreement with respect to all information, documents and materials exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Article VII

CONDITIONS TO CLOSING; CLOSING DELIVERABLES

Section 7.1 Conditions to Each Party’s Obligations.

The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Melt Requisite Stockholder Approval. The Melt Requisite Stockholder Approval will have been obtained.

(b) Melt Disinterested Stockholders Approval. The Melt Disinterested Stockholders Approval will have been obtained.

38

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction will be in effect that has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger.

(d) Fairness Opinions.

(i) The Melt Special Committees will have received the Melt Fairness Opinion, which is in substantial final form as of the Agreement Date, and as of the Closing Date, shall not have been withdrawn, revoked, waived, amended, modified or supplemented in any material respect.

(ii) The Harrow Special Committee will have received the Harrow Fairness Opinion, which is in substantial final form as of the Agreement Date, and as of the Closing Date, shall not have been withdrawn, revoked, waived, amended, modified or supplemented in any material respect.

Section 7.2 Additional Conditions to Obligations of Harrow and Merger Sub.

The obligations of Harrow and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

(a) Accuracy of Representations and Warranties.

(i) The representations and warranties of Melt contained in this Agreement (other than the Fundamental Representations) shall be true and correct as of the Closing Date in all material respects (without giving effect to any “material,” “in all material respects” or similar qualification and except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(ii) The Fundamental Representations shall be true and correct in all respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis failures to be true and correct.

(b) Performance of Covenants. Melt shall have complied with, performed and observed, in all material respects, with each of the covenants, obligations and agreements required to be complied with, performed or observed by Melt under this Agreement prior to the Closing Date.

(c) No Material Adverse Effect. Subject to any disclosures and exceptions set forth on the Disclosure Schedules, no Material Adverse Effect shall have occurred.

(d) Certificates. Harrow shall have received (i) a certificate, dated the Closing Date and signed by the Chief Executive Officer of Melt, certifying that the conditions set forth in Sections 7.1(d)(i), 7.2(a), 7.2(b) and 7.2(c) have been satisfied, and (ii) a certificate of the Secretary of Melt attaching (A) Melt’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time, and (B) resolutions of the Melt Special Committee and stockholders approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in the form of Exhibit B attached hereto (certificates referenced in the foregoing clauses (i) and (ii), collectively, the “Melt Closing Certificates”).

39

Section 7.3 Additional Conditions to Obligations of Melt.

The obligations of Melt to consummate the Merger are also subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

(a) Accuracy of Representations and Warranties.

(i) The representations and warranties of Harrow and Merger Sub contained in this Agreement (other than the Fundamental Representations) shall be true and correct as of the Closing Date in all material respects (without giving effect to any “material,” “in all material respects” or similar qualification and except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(ii) The Fundamental Representations shall be true and correct in all respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis failures to be true and correct.

(b) Performance of Covenants. Harrow and Merger Sub shall have complied with, performed and observed, in all material respects, each of the covenants and agreements set forth in this Agreement that were to be complied with, performed or observed by Harrow and Merger Sub under this Agreement prior to the Closing Date.

(c) Certificates. Melt shall have received:

(i) a certificate, dated the Closing Date and signed by a duly authorized officer of Harrow, certifying that the conditions set forth in Section 7.1(d)(ii), 7.3(a) and Section 7.3(b) have been satisfied, and

(ii) a certificate of the Secretary of Harrow attaching (A) Harrow’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time, and (B) resolutions of the board of directors of Harrow and the Harrow Special Committee approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in the form of Exhibit C attached hereto (certificates referenced in the foregoing clauses (i) and (ii), collectively, the “Harrow Closing Certificates”).

(d) Deposit of Consideration. Harrow has deposited, or caused to be deposited, with Paying Agent the aggregate Closing Cash Consideration in accordance with Section 2.7.

Section 7.4 Frustration of Closing Conditions.

Neither Melt, on the one hand, nor Harrow and Merger Sub, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

Section 7.5 Closing Deliverables.

(a) At the Closing, Melt shall deliver or cause to be delivered:

(i) duly executed copy of the Milestone Payment Agreement.

40

(ii) duly executed Melt Closing Certificates.

(iii) evidence of the Melt Requisite Stockholder Approval.

(iv) resolutions of Melt Special Board, approving this Agreement, the Merger and other transactions contemplated hereby.

(v) written resignations, effective as of the Effective Time, of each director and officer of Melt designated by Harrow no later than three (3) Business Days prior to the Closing.

(vi) to the extent applicable, payoff letters or evidence reasonably satisfactory to it that any Indebtedness of Melt for borrowed money (other than trade payables and accrued expenses incurred in the ordinary course) has been repaid in full, and that any Liens securing such Indebtedness have been released.

(vii) an executed copy of the resolutions of Melt Board approving the termination of Melt 401(k) Plan (effective as of Effective Time).

(viii) a certificate conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that shares of stock of Melt do not constitute “United States real property interests” under Section 897(c) of the Code, together with a notice to the IRS (which shall be filed by the Harrow with the IRS following the Closing) in accordance with the Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Harrow shall deliver or cause to be delivered:

(i) duly executed copy of the Milestone Payment Agreement.

(ii) duly executed Harrow Closing Certificates.

(iii) resolutions of Harrow Special Board, approving this Agreement, the Merger and other transactions contemplated hereby.

(iv) an executed copy of the offer letter for the continued engagement of Continuing Employee as Senior Director of Clinical Operations, in form reasonably acceptable to the Continuing Employee.

(v) an executed copy of a transition services agreement between Harrow and the consultant listed on Schedule 7.5(b)(v) (the “Consultant”), in form reasonably acceptable to the Consultant.

Article VIII

TERMINATION

Section 8.1 Termination.

This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of Melt, as follows:

(a) Mutual Consent. By mutual written consent of Harrow and Melt, duly authorized by their respective boards of directors.

41

(b) Outside Date. By either Harrow or Melt, if the Merger shall not have been consummated on or before December 31, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any party whose failure to perform or comply with any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by such date, except to the extent such failure was caused by the other party’s breach of this Agreement.

(c) Failure to Obtain Stockholder Approval. By either Harrow or Melt, if the Melt Requisite Stockholder Approval is not obtained at a meeting of Melt’s stockholders (or by written consent in lieu thereof) duly called or solicited for such purpose, including any adjournment or postponement thereof.

(d) Law or Order. By either Harrow or Melt, if a Governmental Authority of competent jurisdiction has issued a final, non-appealable Law, judgment, injunction, decree, ruling or order permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose failure to use the efforts required hereunder has been a primary cause of such injunction.

(e) Breach by Melt. By Harrow, if Melt has breached, or failed to perform, any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 7.2 to be satisfied, and (ii) is incapable of being cured, or, if curable, is not cured within thirty (30) days after written notice thereof from Harrow (or such shorter period remaining prior to the Outside Date); provided, however, that, Harrow shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if Harrow or Merger Sub is then in breach of any of its representations, warranties or covenants contained in this Agreement, and such breach would result in the failure of the conditions set forth in Section 7.3 to be satisfied.

(f) Breach by Harrow or Merger Sub. By Melt, if Harrow or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 7.3 to be satisfied, and (ii) is incapable of being cured, or, if curable, has not been cured within thirty (30) days after written notice thereof is given by Melt to Harrow (or such shorter period remaining prior to the Outside Date); provided, however, that, Melt shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if Melt is then in breach of any of its representations, warranties or covenants contained in this Agreement, and such breach would result in the failure of the conditions set forth in Section 7.2 to be satisfied.

Section 8.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force or effect, except that (a) Section 6.6 (Public Announcements), Article IX (Stockholder Representative), and Article X (Miscellaneous) shall survive such termination, and (b) nothing herein shall relieve any party from liability for Fraud or for any willful and intentional breach of this Agreement prior to such termination.

42

Section 8.3 Remedies upon Termination.

(a) The parties acknowledge and agree that money damages would not be an adequate remedy for any breach of this Agreement by any party. Accordingly, in the event of any breach or threatened breach by any party of its obligations under this Agreement, the other parties will be entitled to seek equitable relief, including specific performance and injunctive relief, without proof of actual damages and without the necessity of posting bond.

(b) Except as otherwise expressly provided in this Agreement (including Section 8.1 and Section 8.2), any and all remedies available to a party at law or in equity shall be cumulative and not exclusive of any other remedy. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

(c) In no event shall any party be liable for punitive, exemplary, special or consequential damages in connection with this Agreement or the transactions contemplated hereby.

Article IX

STOCKHOLDER REPRESENTATIVE

Section 9.1 Appointment of Stockholder Representative. Melt Common Stockholders have authorized, directed and appointed Donald Bradford Osborne as Stockholder Representative following the Closing and as the Melt Common Stockholders’ attorney-in-fact and agent in connection with the execution and performance of this Agreement, provided that if Mr. Osborne is unable to serve for any reason, then Larry Dillaha is authorized to serve in his place. This power is irrevocable and coupled with an interest, and shall not be affected by the dissolution or other inability to act of the Melt Common Stockholders. If Stockholder Representative resigns or is removed by the Melt Common Stockholders, Melt Common Stockholders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within ten (10) days after such resignation or removal, appoint a successor to Stockholder Representative. Any such successor shall succeed the former Stockholder Representative as Stockholder Representative hereunder.

Section 9.2 Authority of Stockholder Representative. The Melt Common Stockholders have granted Stockholder Representative full power and authority, following the Closing:

(a) to execute and deliver on behalf of Melt Common Stockholders, and to accept delivery of, on behalf of Melt Common Stockholders, such documents as Stockholder Representative determines, in its sole discretion, to be appropriate to consummate this Agreement;

(b) to direct any payments due to Melt Common Stockholders, on behalf of Melt Common Stockholders, to the Paying Agent for distribution to Melt Common Stockholders in accordance with the terms of this Agreement;

(c) to (A) dispute or refrain from disputing, on behalf of Melt Common Stockholders, any claim made by Harrow under this Agreement; (B) negotiate and compromise, on behalf of Melt Common Stockholders, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (C) execute, on behalf of Melt Common Stockholders, any settlement agreement, release or other document with respect to such dispute or remedy;

43

(d) to give or agree to, on behalf of Melt Common Stockholders, any and all consents, waivers, amendments or modifications, Stockholder Representative determines, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(e) to enforce on behalf of Melt Common Stockholders, any claim against Harrow arising under this Agreement;

(f) to engage attorneys, accountants and agents at the expense of Melt Common Stockholders;

(g) to manage and administer the Expense Fund for the payment of (i) any expenses (including legal, accounting, engineering and other professional fees and expenses) incurred by Stockholder Representative on Melt Common Stockholders’ behalf after the Closing Date with respect to any post-Closing matters (including any negotiations or disputes with respect to the Closing statement, or any Closing working capital adjustment) in connection with this Agreement or the transactions contemplated hereby, or (ii) for other reasonable purposes in connection with this Agreement as Stockholder Representative shall determine in its sole discretion or as otherwise noted elsewhere in this Agreement;

(h) to amend this Agreement (other than this Article IX) or any of the instruments to be delivered to Harrow by Melt or the Stockholder Representative pursuant to this Agreement; and

(i) to give such instructions and to take such action or refrain from taking such action, on behalf of Melt Common Stockholders, as Stockholder Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

Section 9.3 Expense Fund of Stockholder Representative. Upon the Closing, Harrow will wire $10,000 (the “Expense Fund”) to Stockholder Representative, which will be used for any expenses incurred by Stockholder Representative. Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of Stockholder Representative’s responsibilities, Stockholder Representative will deliver any remaining balance of the Expense Fund to Harrow.

Section 9.4 Reliance.

(a) In all matters in which action by Stockholder Representative is required or permitted, notwithstanding any dispute or disagreement between Melt Common Stockholders and Stockholder Representative, Harrow will be entitled to rely on any and all action taken by Stockholder Representative under this Agreement without any Liability to, or obligation to inquire of, Melt Common Stockholders, regardless of whether Harrow has knowledge of any such dispute or disagreement;

(b) notice to Stockholder Representative following the Closing, delivered in a manner provided herein, will be deemed to be notice to Melt Common Stockholders for purposes of this Agreement; and

44

(c) the power and authority of Stockholder Representative, as described in this Agreement, will continue in force until all rights and obligations of Melt Common Stockholders under this Agreement shall have terminated, expired or been fully performed.

Section 9.5 Indemnification of Stockholder Representative. Stockholder Representative will incur no liability to Melt Common Stockholders in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. Stockholder Representative will not be liable to Melt Common Stockholders for any action or omission pursuant to the advice of counsel. Harrow shall indemnify Stockholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of Stockholder Representative, Stockholder Representative will reimburse Harrow the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. In no event will Stockholder Representative be required to advance its own funds. The foregoing indemnity will survive the Closing, the resignation or removal of Stockholder Representative or the termination of this Agreement.

Article X

MISCELLANEOUS

Section 10.1 Release

From and after the Closing Date, each of Harrow and Melt (each a “Harrow Releasor”), on behalf of itself and its respective Affiliates, heirs, legal representatives, successors and assigns, hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, each Melt Common Stockholders and their respective Non-Recourse Parties (each a “Melt Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively, the “Harrow Released Claims”), which such Harrow Releasor or its Affiliate, heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until the Closing Date. Each Harrow Releasor agrees not to, and agrees to cause its Affiliates, heirs, legal representatives, successors and assigns not to, assert any Harrow Released Claim against the Harrow Releasees. Notwithstanding the foregoing, each Harrow Releasor and its respective heirs, legal representatives, successors and assigns retains, and does not release, and in no event shall any waiver, release or discharge in this Section 10.1 apply to, (i) any of their rights and interests under the terms of this Agreement, or (ii) any non-waivable statutory rights under applicable Law. Each Harrow Releasor acknowledges that it has received or has had the opportunity to receive independent legal advice from its attorneys regarding this waiver, and each Harrow Releasor hereby assumes full responsibility for any damages, loss or liability which it may incur by reason of such waiver.

Section 10.2 Non-Recourse.

This Agreement may only be enforced against, and any claims or causes of action that arise under to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as the parties, including their respective successors and assigns. Notwithstanding any provision of this Agreement to the contrary or otherwise, the parties hereto agree on their own behalf and on behalf of their respective Affiliates that no Non-Recourse Party shall have any liability under this Agreement. Without limiting the rights of any party against the other parties, in no event shall any party seek to enforce this Agreement against or make any claims for breach of this Agreement against any Non-Recourse Party. For the avoidance of doubt, nothing in this Section 10.2 or elsewhere in this Agreement will prevent any claim against any Person for Fraud.

45

Section 10.3 Survival.

Except as otherwise expressly provided herein, the representations and warranties of the parties contained in this Agreement shall not survive the Closing and shall terminate and expire at the Effective Time. All covenants and agreements contained herein that by their terms contemplate performance after the Effective Time shall survive the Closing until fully performed in accordance with their respective terms. Nothing in this Section 10.3 will limit any covenant or agreement of the parties that by its express terms contemplates performance after the Closing.

Section 10.4 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action arising out of or relating hereto, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Law that would cause the application of the Laws of any other jurisdiction.

(b) Each party irrevocably consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, (or, if such court does not have subject matter jurisdiction, the federal courts of the United States of Delaware sitting in Wilmington, Delaware) for the purpose of any Legal Proceeding arising out of this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(c) Each party agrees that service of process in any Legal Proceeding may be made by mailing copies thereof by registered mail, return receipt requested, to such party at its address provided in Section 10.6.

Section 10.5 Expenses.

(a) Except as otherwise expressly provided herein, each party will bear its own fees, costs and expenses (including the fees and expenses of its legal counsel, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated; provided that in the event this Agreement is terminated by Melt pursuant to Section 8.1(f), Harrow shall pay Melt the amount of Melt Transaction Expenses incurred by Melt in connection with negotiations of the Transactions.

(b) If Harrow, on the one hand, or Melt or Stockholders Representative, on the other hand, initiate any Legal Proceeding against the other, involving this Agreement or the Transactions, the prevailing party (as determined by the applicable court) in such Legal Proceeding shall be entitled to receive reimbursement from the non-prevailing for all reasonable attorneys’ fees, experts’ fees, and other costs and expenses incurred by the prevailing party in respect of such Legal Proceeding, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such Legal Proceeding.

46

Section 10.6 Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given:

(a) when delivered personally to the recipient;

(b) when sent by email (with confirmation of transmission);

(c) one (1) Business Day after being sent by a nationally recognized overnight courier; or

(d) three (3) Business Days after being mailed by certified or registered mail, return receipt requested, postage prepaid.

Notices shall be sent to the addresses set forth below (or to such other address or email as a party may designate by notice to the other parties):

If to Harrow or Merger Sub:

Harrow, Inc.

1A Burton Hills Blvd., Suite 200

Nashville, TN 37215

Attention: Brett Burrell

Email:

If to Melt (prior to Closing):

Melt Pharmaceuticals, Inc.

5511 Virginia Way, Suite 300

Brentwood, TN 37027

Attention: Chief Executive Officer

Email:

With a copy to (which shall not constitute notice hereunder):

James Lightman; Barry Steinman

Duane Morris LLP

100 High Street, Suite 2400

Boston, MA 02110-1724

Email: com

If to Stockholder Representative:

Donald Bradford Osborne

47

Section 10.7 Specific Performance.

The parties agree that monetary damages alone would not be an adequate remedy for breach of this Agreement. Accordingly, the parties agree that the non-breaching party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, in addition to any other remedies at law or in equity.

Section 10.8 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.9 Assignment.

This Agreement may not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Harrow may assign all or any of its rights and obligations under this Agreement to one or more of its Affiliates or in connection with the sale of substantially all of its assets or business (including, for the avoidance of doubt, any Change of Control if deemed an assignment under applicable Law) without the prior written consent of any other party, so long as Harrow requires any successor to agree in writing to assume and be bound by all terms and conditions of this Agreement. Any attempted assignment in violation of this Section 10.9 will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 10.10 Entire Agreement; No Reliance.

(a) This Agreement (including the Disclosure Schedules and Exhibits hereto), the Milestone Payment Agreement and the other agreements and instruments contemplated hereby constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, negotiations, term sheets, letters of intent and understandings, whether written or oral, among the parties with respect thereto.

(b) Each party hereby acknowledges and agrees that it is not relying upon any representation, warranty, statement or promise not expressly set forth in this Agreement, the Disclosure Schedules or the other Transaction Documents.

Section 10.11 Amendments and Waivers.

(a) Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following the Effective Time, this Agreement may not be amended, modified or supplemented.

48

(b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof.

Section 10.12 Counterparts; Electronic Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by .pdf, DocuSign or other electronic signature technology, shall be deemed as effective as delivery of an original executed counterpart.

Section 10.13 Interpretation.

(a) The table of contents and headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(b) The words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular provision.

(c) Unless the context otherwise requires, the terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(d) References to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement.

(e) The term “ordinary course of business” means consistent with past practice and prudent industry standards for a similarly situated life sciences company.

Section 10.14 Currency; Time.

(a) All amounts in this Agreement are expressed in United States dollars.

(b) References to “$” or “dollars” mean lawful currency of the United States.

(c) All references to days shall mean calendar days unless specifically stated as Business Days.

(d) Any period of time ending on a day that is not a Business Day shall end on the next succeeding Business Day.

Section 10.15 Severability.

If any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

49

Section 10.16 Third-Party Beneficiaries.

This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever, except that (a) the provisions of Section 6.8 (Directors’ and Officers’ Indemnification; Tail Insurance) are intended for the benefit of, and shall be enforceable by, the Melt D&O Indemnified Parties referenced therein, (b) the provisions of Section 10.1 (Release) are intended for the benefit of, and shall be enforceable by, the Melt Releasees referenced therein, and (c) the provisions of Section 10.2 (Non-Recourse) are intended for the benefit of, and shall be enforceable by, the Non-Recourse Parties referenced therein.

Section 10.17 No Presumption Against Drafter.

This Agreement has been reviewed by each of the parties and their respective counsel. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement. No presumption will arise in favor of or against any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.18 Obligation of Parent.

Harrow shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions. As a material inducement to Melt’s willingness to enter into this Agreement and perform its obligations hereunder, Harrow hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Harrow, and Melt shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Harrow and Merger Sub in the first instance. As applicable, references in this Section 10.18 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

* * * * * *

[Signature page follows]

50

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the day and year first written above.

HARROW, INC.,
a Delaware corporation

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chairman and Chief Executive Officer

HARROW ACQUISITION SUB, INC.,
a Delaware corporation

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chief Executive Officer

MELT PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Larry Dillaha
Name:	Larry Dillaha, M.D.
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

/s/ D. Bradford Osborne
Donald Bradford Osborne

SCHEDULES

Schedule 1.1	Knowledge of Melt
Schedule 4.3	Capitalization
Schedule 4.5	No Conflicts; Consents
Schedule 4.6(e)	Financial Statements
Schedule 4.7	Absence of Certain Changes
Schedule 4.9	Material Contracts
Schedule 4.10	Intellectual Property
Schedule 4.13	Real Property
Schedule 4.14	Insurance
Schedule 4.15(a)	Benefit Plans
Schedule 4.15(c)	Benefit Plans Post-Employment
Schedule 4.15(f)	Benefit Plans - Closing
Schedule 4.16(a)(i)	Employees
Schedule 4.16(a)(ii)	Independent Contractors
Schedule 4.16(c)	Employee Liability and Obligations
Schedule 4.20	Related Party Transactions
Schedule 6.6	Public Announcements
Schedule 6.7(a)	Continuing Employee
Schedule 6.7(c)	Severance and Other Employee Obligations
Schedule 7.5(b)(v)	Consultant

1

EXHIBITS

Exhibit A – Form of Certificate of Merger

(Template DGCL form with standard merger language; to be filed with Delaware Secretary of State.)

Exhibit B – Form of Melt Closing Certificate

(Certifying compliance with reps, warranties, covenants, no MAE.)

Exhibit C – Form of Harrow Closing Certificate

(Certifying compliance with reps, warranties, covenants.)